Exhibit 3.3

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

AMERANT FLORIDA BANCORP INC.

Pursuant to the provisions of Section 607.1006, Florida Statutes, Mercantil Florida Bancorp Inc., a Florida corporation (the “Company”), adopts the following Articles of Amendment to its Amended and Restated Articles of Incorporation:

FIRST: Article I of the Company’s Amended and Restated Articles of Incorporation is hereby amended to read in its entirety as follows:

“ARTICLE I

NAME

The name of the Company is “Amerant Florida Bancorp Inc.”

SECOND: Except as hereby expressly amended, the Amended and Restated Articles of Incorporation of the Company shall remain the same.

THIRD: The foregoing amendment was approved by the shareholder of the Company on June 4, 2019. The number of votes cast for the amendment was sufficient for approval. There were no voting groups entitled to vote separately on the amendment.

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be signed by a duly authorized officer of the Company on June 5, 2019.

By:	/s/ Ivan E. Trujillo
Name: Ivan E. Trujillo
Title: SVP – Corporate Secretary